Exhibit 99.1

Contact:	Meghan Dalton	Brent Dietz
	Intersil Investor Relations	Intersil Public Relations
	Tel: (321) 729-5738	Tel: (321) 729-5973
	E-Mail: mdalton@intersil.com	E-Mail: bdietz@intersil.com

Intersil Corporation Announces Second Quarter 2003 Financial Results

— Exceeds revenue guidance; reports revenue growth across all Product Groups

— Achieves high end of earnings per share guidance

— Plans to introduce over 250 analog products in 2003

MILPITAS, CA, July 23, 2003 – Intersil Corporation (NASDAQ: ISIL), a world leader in the design and manufacture of high performance analog and wireless networking solutions, today reported financial results for the second quarter ended July 4, 2003. On a generally accepted accounting principles (GAAP) basis, net revenue was $125.5 million, an increase of 9% from the first quarter of 2003. This excludes revenue from our discontinued Wireless Networking Product Group. GAAP net income from continuing operations was $17.5 million or $.12 per diluted share. Intersil announced last week a definitive agreement to sell its Wireless Networking Product Group to GlobespanVirata, Inc.

To supplement the consolidated financial statements presented in accordance with GAAP, Intersil provides additional non-GAAP revenue and earnings information. The non-GAAP information is presented as adjusted revenue and adjusted earnings per share throughout this press release. This presentation is not in accordance with, or an alternative for, GAAP and may not be consistent with the presentation used by other companies. However, management believes it is a more accurate representation of its quarterly on-going operating performance and has therefore chosen to provide this information to investors for a more consistent basis of comparison. Intersil also uses this non-GAAP information internally to evaluate and manage the company’s operations.

Intersil provided second quarter guidance on April 23, 2003 including its Wireless Networking Product Group. To be consistent with this guidance, Intersil is reporting adjusted revenue for the second quarter including the Wireless Networking Product Group. On this basis, adjusted revenue was $182.1 million, representing an increase of 11% from the previous quarter and a 4% increase from the same quarter a year ago. Excluding amortization of intangibles and a gain and a loss on equity investments, adjusted net income for the second quarter was $22.1 million or $0.16 per diluted share of common stock. This compares to adjusted net income of $18.3 million or $0.13 per diluted share for the first quarter of 2003.

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Q2 Earnings, Page Two

“We are very pleased with our sequential revenue growth of 11% in the current environment. All of our product groups grew during the second quarter — the result of our strong product portfolio and leading market positions,” said Rich Beyer, Intersil’s President and CEO. “Our Power Management Product Group again reached a record revenue level this quarter. We feel that our new products and design win successes across all product groups will support continued sequential growth for the remainder of the year.”

“Intersil’s gross margins decreased slightly to 51.4% during the second quarter, due primarily to increasing price pressure within Wireless Networking and our higher mix of desktop power management revenue in the quarter. Our Elantec Product Group reached a record gross margin level during this period and we continue to believe that we’re well positioned for future margin expansion as a pure high performance analog company,” added Beyer. “The company generated approximately $14 million in cash flow from operations and exited the quarter with a very strong cash and liquid investments position of over $630 million.”

Results by Product Group

Revenue for Intersil’s Power Management products reached a record $63.6 million during the second quarter, an increase of 17% from the previous quarter and 45% from the second quarter of 2002. Intersil achieved sales growth in all market segments of power management during the quarter. Intersil achieved double-digit sequential sales growth in desktop power management during a quarter in which the desktop motherboard market declined more than 10%. Intersil also continues to experience strong demand for its notebook and peripheral power solutions for DDR memory and graphics cards. To help keep pace with customer demand for its high-running Endura™power ICs, Intersil announced during the quarter that it has added duplicate foundry capacity with AMI Semiconductor.

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Q2 Earnings, Page Three

Elantec® product sales increased 11% sequentially and 2% over the second quarter of 2002 to $30.1 million. Revenue growth for the Elantec Product Group was driven by customer demand for laser diode drivers for DVD recordables, which doubled in revenue over the previous quarter, and LCD video products. As the world’s leading supplier of laser diode drivers, Intersil continues to benefit from the growing attach rates of DVD recordable drives in PCs and the integration of DVD recording technology in a variety of new applications. During the quarter, Intersil introduced its first products in a new family of high performance operational amplifiers that it will expand throughout 2003. These new general purpose op amps serve a broad range of markets and lay a foundation for future growth of the Elantec Product Group.

Intersil’s Standard Analog revenue increased 1% sequentially and decreased 10% from the same quarter of 2002 to $30.2 million. Intersil added several products to its Standard Analog portfolio during the quarter including new high performance, low voltage analog switches that feature best-in-class ON-resistance. The company is also winning new designs and ramping up production on its new LINEARLINK™ family ofRS-485/RS-422 data transceivers that combine superior performance with longer reach and higher data integrity.

Intersil’s Wireless Networking sales increased 14% from the previous quarter and decreased 2% from the second quarter of 2002 to $58.2 million. Intersil continued to experience strong demand for its 54 Megabit per second (Mbps) PRISM® GT chip set throughout the quarter, tripling its 802.11g shipments from the first quarter to the second quarter of 2003. The company also announced that it has begun sampling its new PRISM WorldRadio™, enabling WLAN users to establish a wireless network connection throughout the world with any standards-compliant wireless 802.11 infrastructure they encounter, including existing and proposed 802.11 standards.

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Q2 Earnings, Page Four

Recent Events and Business Outlook

On July 15, Intersil announced that it had entered into a definitive agreement to sell its Wireless Networking Product Group to GlobespanVirata, Inc. for approximately $365 million in cash and stock. Following regulatory approval, Intersil anticipates finalizing the sale prior to the end of the third quarter of 2003 and expects to report a gain on the transaction. Under terms of the agreement, Intersil will receive $250 million in cash and approximately $115 million in GlobespanVirata stock. Intersil will also retain certain working capital, resulting in approximately $20 million of additional cash to be collected by the company after the transaction is completed.

Excluding the Wireless Networking Product Group in the second quarter, Intersil achieved sales of $125.5 million. Adjusted earnings per share, excluding the Wireless Networking Product Group, amortization of intangibles and a gain and a loss on equity investments, was $0.14. The restated historical income statement, excluding results of the Wireless Networking Product Group, is provided with the attached financial schedules. As announced on July 15, Intersil will now report its adjusted results on this continuing product group basis.

Looking ahead to the third quarter of 2003, Beyer said, “Based on the continued strength of our Power Management and Elantec Product Groups, we expect revenue from continuing operations to grow 3 to 5% from the second quarter to approximately $128 million to $132 million. We anticipate achieving gross margins of 56 to 57% and adjusted earnings per share of approximately $0.15.”

“The recent expansion in all of our product areas is encouraging and we expect continued growth in the second half of the year. We believe this illustrates the breadth of our product portfolio across a wide variety of applications. In 2003, Intersil will introduce over 250 new analog products, expanding our broad-based portfolio faster than ever before,” concluded Beyer. “We’re confident that our growth strategy, combined with our attractive and improving analog gross and operating margins, will result in a powerful, long term business model that will continue to increase our profitability and enhance shareholder value.”

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Q2 Earnings, Page Five

Investors and interested parties within the United States may listen to Intersil’s conference call today at 4:30 p.m. Eastern/1:30 p.m. Pacific by dialing (888) 395-2045 and providing the operator with the pass code Intersil. International callers may connect to the call by dialing (773) 756-4602. A replay of Intersil’s conference call will be available for one week beginning on July 23 at 8:00 p.m. Eastern/5:00 p.m. Pacific by calling (800) 293-4252 in the U.S. or (402) 220-9745 Internationally. Confirmation code for the replay is Intersil. A live webcast will also be available on Intersil’s Investor Relations homepage at http://www.intersil.com/investor and a replay will be available until July 30, 2003.

About Intersil

Intersil Corporation is a global semiconductor leader in the design and manufacture of high performance analog and wireless networking solutions. Intersil’s product portfolios address four fast growing markets—flat panel displays, optical storage (CD and DVD recordable), power management and wireless networking. Intersil brings added customer value in providing complete silicon, software and reference design solutions to new products that enhance the computing experience for people wherever they live, work or travel. For more information about Intersil or to find out how to become a member of our winning team, visit the company’s web site and career page at: http://www.intersil.com

Intersil Corporation

Table 1: Statements of Income

(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	July 4, 2003	June 28, 2002	July 4, 2003	June 28, 2002
Revenue
Product sales	$125.5	$87.4	$241.1	$175.6
Costs and expenses
Cost of product sales	54.9	43.0	104.3	83.6
Research and development	22.9	18.0	43.8	34.2
Selling, general & administrative	22.4	22.7	44.7	41.2
Intangible amortization	5.2	5.0	10.9	6.4
In-process research and development	—	53.8	—	53.8
Impairment of long-lived assets	—	5.9	—	5.9
Restructuring	—	4.7	—	4.7
Severance related expenses	—	—	1.4	—

Operating income (loss)	20.1	(65.7)	36.0	(54.2)
Interest, net	(2.0)	(2.8)	(4.1)	(5.5)
Gain on investments	0.6	1.3	0.6	1.3

Income (loss) before sale of certain operations and income taxes	22.7	(61.6)	40.7	(47.4)
Gain on sale of certain operations disposed of during 2001	—	—	1.4	—

Income (loss) before discontinued operations and income taxes	22.7	(61.6)	42.1	(47.4)
Income taxes (benefit)	5.2	(38.7)	10.3	(34.6)

Net income (loss) from continuing operations	17.5	(22.9)	31.8	(12.8)
Discontinued operations	(18.3)	4.6	(18.8)	8.3

Net income (loss) from continuing operations	$(0.8)	$(18.3)	$13.0	$(4.5)

Basic income (loss) per share
Income (loss) from continuing operations	$0.12	$(0.19)	$0.23	$(0.11)
Discontinued operations	(0.13)	0.04	(0.14)	0.07

Net income (loss) per share	$(0.01)	$(0.15)	$0.09	$(0.04)

Diluted income (loss) per share
Income (loss) from continuing operations	$0.12	$(0.19)	$0.22	$(0.11)
Discontinued operations	(0.13)	0.04	(0.13)	0.07

Net income (loss) per share	$(0.01)	$(0.15)	$0.09	$(0.04)

Weighted average shares
Basic	136.9	121.6	136.9	114.3
Diluted	141.2	121.6	141.0	114.3
Discontinued Operations
Operating income	2.2	10.4	1.3	16.1
Impairment on investments	(10.0)	(3.0)	(10.0)	(3.0)
Tax provision	(10.5)	(2.8)	(10.1)	(4.8)

Income from discontinued operations	(18.3)	4.6	(18.8)	8.3

Intersil Corporation

Table 2: Financial Summary Including Wireless (Adjusted)

(In millions, except per share amounts and percentages)

	Three Months Ended		Six Months Ended
	July 4, 2003	June 28, 2002	July 4, 2003	June 28, 2002
Analog	$125.5	$109.2	$238.9	$210.6
Wireless	56.6	56.9	105.4	102.9
Automotive	—	9.4	2.2	21.5

Total Revenue	182.1	175.5	346.5	335.0

Gross Margin	93.6	94.3	180.6	178.9
% of Sales	51%	54%	52%	53%

R&D	36.6	33.8	72.4	66.7
SG&A	28.8	31.1	57.0	59.9

Operating Income	28.2	29.4	51.2	52.3
% of Sales	15%	17%	15%	16%

Interest, net	(2.0)	(3.5)	(4.1)	(6.0)

Pretax Income	30.2	32.9	55.3	58.3

Net Income	$22.1	$23.0	$40.4	$40.8
% of Sales	12%	13%	12%	12%

Earnings Per Share
Basic	$0.16	$0.17	$0.29	$0.30
Diluted	$0.16	$0.16	$0.29	$0.29

Weighted Average Shares
Basic	136.9	136.6	136.9	136.5
Diluted	141.2	141.8	141.0	141.7

NOTE: This financial summary excludes amortization of intangibles and other items highlighted in Table 5. This financial summary includes Elantec for all periods and Wireless as if it were a continuing operation.

Intersil Corporatio

Table 3: Financial Summary For Continuing Operations (Adjusted)

(In millions, except per share amounts and percentages)

	Three Months Ended		Six Months Ended
	July 4, 2003	June 28, 2002	July 4, 2003	June 28, 2002
On-going product groups	$125.5	$109.2	$238.9	$210.6
Automotive	—	9.4	2.2	21.5

Total Revenue	125.5	118.6	241.1	232.1

Gross Margin	70.6	63.4	136.8	124.4
% of Sales	56%	53%	57%	54%

R&D	22.9	20.6	43.8	41.8
SG&A	22.4	25.5	44.7	49.0

Operating Income	25.3	17.3	48.3	33.6
% of Sales	20%	15%	20%	14%

Interest, net	(2.0)	(3.5)	(4.1)	(6.0)
Pretax Income	27.3	20.8	52.4	39.6

Net Income	$20.1	$15.2	$38.0	$28.7
% of Sales	16%	13%	16%	12%

Earnings Per Share
Basic	$0.15	$0.11	$0.28	$0.21
Diluted	$0.14	$0.11	$0.27	$0.20

Weighted Average Shares
Basic	136.9	136.6	136.9	136.5
Diluted	141.2	141.8	141.0	141.7

NOTE: This financial summary excludes amortization of intangibles and other items highlighted in Table 6. This financial summary includes Elantec for all periods.

Intersil Corporation

Table 4: Balance Sheets

(In millions)

	July 4, 2003	January 3, 2003
Assets
Current Assets
Cash & short-term investments	$552.6	$623.6
Trade receivables, net	97.2	93.9
Inventories	70.5	61.0
Prepaid expenses and other current assets	8.9	8.6
Assets held for sale	254.0	251.9
Deferred income taxes	39.9	29.4

Total Current Assets	1,023.1	1,068.4
Other Assets
Property, plant & equipment, net	159.2	144.0
Intangibles, net	1,107.3	1,111.7
Deferred income taxes	0.9	15.6
Held-to-maturity investments	80.0	—
Other	37.2	28.8

Total Other Assets	1,384.6	1,300.1

Total Assets	$2,407.7	$2,368.5

Liabilities and Shareholders’ Equity
Current Liabilities
Trade account payables	$43.7	$37.5
Income taxes payable	36.8	24.4
Deferred revenue	12.9	12.1
Liabilities held for sale	25.2	15.7
Other accrued items	63.3	76.1

Total Current Liabilities	181.9	165.8
Total Shareholders’ Equity	2,225.8	2,202.7

Total Liabilities and Shareholders’ Equity	$2,407.7	$2,368.5

Intersil Corporation

Table 5: Financial Reconciliation (Including Wireless Operating Results)

(In millions, except per share amounts)

Adjustments to reconcile reported net income to adjusted net income:

	Three Months Ended		Six Months Ended
	July 4, 2003	June 28, 2002	July 4, 2003	June 28, 2002
Net income (loss) on GAAP basis	$(0.8)	$(18.3)	$13.0	$(4.5)
a) Amortization of acquisition-related intangibles	5.2	5.0	10.9	6.4
b) Severance related expenses	—	—	1.4	—
c) Gain on sale of certain operations disposed of during 2001	—	—	(1.4)	—
d) Income for Elantec prior to acquisition*	—	4.1	—	8.4
e) Interest impact on cash used in acquisition	—	—	—	(1.0)
f) Impairment of long-lived assets	—	5.9	—	5.9
g) Restructuring	—	4.7	—	4.7
h) In-process research and development	—	53.8	—	53.8
i) Margin from change in distributor revenue recognition	—	10.1	—	10.1
j) Loss (gain) on investments	(0.6)	(1.3)	(0.6)	(1.3)
k) One-time expenses included in discontinued operations**	10.7	4.7	11.6	5.6
l) Associated tax effects	7.6	(45.7)	5.5	(47.3)

Adjusted net income	$22.1	$23.0	$40.4	$40.8

Diluted adjusted earnings per share	$0.16	$0.16	$0.29	$0.29

Diluted weighted average common shares outstanding	141.2	141.8	141.0	141.7

*	Income from Elantec includes $16.5 million and $41.8 million in revenue, $7.6 million and $19.5 million in cost of sales, $2.6 million and $7.6 million in R&D, $2.8 million and $7.8 million in SG&A and $0.6 million and $1.5 million in interest income for the three months and six months ended June 28, 2002, respectively.

**	The three months ended July 4, 2003 includes $0.7 million of intangible amortization and $10.0 million loss on investments.

The three months ended June 28, 2002 includes $0.8 million of intangible amortization, $0.3 million impairments, $0.6 million in restructuring and $3.0 million loss on investments.

The six months ended July 4, 2003 includes $1.4 million of intangible amortization, $0.2 million severance and $10.0 million loss on investments.

The six months ended June 28, 2002 includes $1.7 million of intangible amortization, $0.3 million impairments, $0.6 million in restructuring and $3.0 million loss on investments.

Adjustments to reconcile reported revenue to adjusted revenue:
Revenue	$125.5	$87.4	$241.1	$175.6
Wireless LAN revenue	56.6	56.9	105.4	102.9
Change in distributor revenue estimate	—	14.7	—	14.7
Revenue for Elantec prior to acquisition	—	16.5	—	41.8

Adjusted Revenue	$182.1	$175.5	$346.5	$335.0

Intersil Corporation

Table 6: Financial Reconciliation (Excluding Wireless Operating Results)

(In millions, except per share amounts)

Adjustments to reconcile reported net income to adjusted net income:

	Three Months Ended		Six Months Ended
	July 4, 2003	June 28, 2002	July 4, 2003	June 28, 2002
Net income (loss) on GAAP basis	$(0.8)	$(18.3)	$13.0	$(4.5)

a) Amortization of acquisition-related intangibles	5.2	5.0	10.9	6.4
b) Severance related expenses	—	—	1.4	—
c) Gain on sale of certain operations disposed of during 2001	—	—	(1.4)	—
d) Income for Elantec prior to acquisition*	—	4.1	—	8.4
e) Interest impact on cash used in acquisition	—	—	—	(1.0)
f) Impairment of long-lived assets	—	5.9	—	5.9
g) Restructuring	—	4.7	—	4.7
h) In-process research and development	—	53.8	—	53.8
i) Margin from change in distributor revenue recognition	—	10.1	—	10.1
j) Loss (gain) on investments	(0.6)	(1.3)	(0.6)	(1.3)
k) Wireless loss on investments included in discontinued operations	10.0	3.0	10.0	3.0
l) Wireless operating (income)	(2.2)	(10.4)	(1.3)	(16.1)
m) Associated tax effects	8.5	(41.4)	6.0	(40.7)

Adjusted net income	$20.1	$15.2	$38.0	$28.7

Diluted adjusted earnings per share	$0.14	$0.11	$0.27	$0.20

Diluted weighted average common shares outstanding	141.2	141.8	141.0	141.7

*Income from Elantec includes $16.5 million and $41.8 million in revenue, $7.6 million and $19.5 million in cost of sales, $2.6 million and $7.6 million in R&D, $2.8 million and $7.8 million in SG&A and $0.6 million and $1.5 million in interest income for the three months and six months ended June 28, 2002, respectively.

Adjustments to reconcile reported revenue to adjusted revenue:
Revenue	$125.5	$87.4	$241.1	$175.6
Change in distributor revenue estimate	—	14.7	—	14.7
Revenue for Elantec prior to acquisition	—	16.5	—	41.8

Adjusted Revenue	$125.5	$118.6	$241.1	$232.1

Intersil Corporation

Table 7: Historical Presentation of Continuing Operations (Adjusted)

(In millions, except per share amounts and percentages)

	Year Ended Dec 28, 2001	Qtr Ended Mar 29, 2002	Qtr Ended Jun 28, 2002	Qtr Ended Oct 4, 2002	Qtr Ended Jan 3, 2002	Year Ended Jan 3, 2003	Qtr Ended Apr 4, 2003	Qtr Ended Jul 4, 2003
Power Management	$152.5	$43.1	$43.7	$46.9	$52.6	$186.3	$54.3	$63.6
Elantec	94.7	25.4	29.5	25.0	25.5	105.4	27.2	30.1
Standard Analog	162.3	32.9	36.0	35.6	32.1	136.6	31.9	31.8

On-going product groups	409.5	101.4	109.2	107.5	110.2	428.3	113.4	125.5
Automotive	45.2	12.1	9.4	10.8	15.4	47.7	2.2	—

Total Revenue	454.7	113.5	118.6	118.3	125.6	476.0	115.6	125.5

Gross Margin	234.4	60.9	63.4	66.0	70.8	261.1	66.3	70.6
% of Sales	52%	54%	53%	56%	56%	55%	57%	56%

R&D	86.2	21.2	20.6	22.6	21.2	85.6	20.9	22.9
SG&A	88.6	23.4	25.5	25.1	23.3	97.3	22.4	22.4

Operating Income	59.6	16.3	17.3	18.3	26.3	78.2	23.0	25.3
% of Sales	13%	14%	15%	15%	21%	16%	20%	20%

Interest, net	(19.4)	(2.5)	(3.5)	(2.8)	(3.1)	(11.9)	(2.1)	(2.0)

Pretax Income	79.0	18.8	20.8	21.1	29.4	90.1	25.1	27.3

Net Income	$52.9	$13.5	$15.2	$15.7	$22.1	$66.5	$17.9	$20.1
% of Sales	12%	12%	13%	13%	18%	14%	15%	16%

Earnings Per Share
Basic	$0.39	$0.10	$0.11	$0.11	$0.16	$0.49	$0.13	$0.15
Diluted	$0.37	$0.10	$0.11	$0.11	$0.16	$0.47	$0.13	$0.14

Weighted Average Shares
Basic	135.3	136.5	136.6	136.4	136.6	136.5	136.6	136.9
Diluted	141.2	141.7	141.8	140.7	140.5	141.2	140.2	141.2

This release may include “forward looking statements” that are subject to risks and uncertainties. For information identifying economic, political, climatic, currency, regulatory, technological, competitive and some other important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, see Intersil’s Safe Harbor Forward Looking Statement disclaimer found at http://www.intersil.com/legal.asp, as well as Intersil’s SEC filings as updated from time to time, found at http://www.sec.gov.

PRISM is a registered trademark and Endura, LINEARLINK and WorldRadio are trademarks of Intersil Americas, Inc

Elantec is a registered trademark of Intersil Corporation or one of its subsidiaries.

All other trademarks mentioned are the property of their respective owners.